UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 25, 2015 (February 24, 2015)

HYPERDYNAMICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation or organization)

001-32490	87-0400335
(Commission File Number)	(IRS Employer Identification No.)

12012 Wickchester Lane, Suite 475

Houston, Texas 77079

(Address of principal executive offices,

including zip code)

voice: (713) 353-9400

fax: (713) 353-9421

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 24, 2015, Hyperdynamics Corporation (the “Company”) received notice from the New York Stock Exchange (the “NYSE”) that the NYSE had issued a press release on February 23, 2015 announcing the commencement of delisting proceedings with respect to the Company’s common stock.

It is stated in the NYSE’s press release that NYSE Regulation reached this delisting determination based upon a review of the Company’s performance under its previously approved business plan to address its non-compliance with the NYSE’s continued listing standards. The Company had fallen below the standard in Section 802.01B of the NYSE Listed Company Manual as its average global market capitalization over a consecutive 30 trading day period was less than $50,000,000 and its stockholders’ equity was less than $50,000,000.

The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation (the “Committee”). If the Company requests a review by the Committee, the NYSE will announce the date of such review. The NYSE will announce the date on which it will suspend trading, if applicable, in the Company’s common stock at such time as the Company’s appeal rights expire or sooner, if there is a material adverse development. The NYSE would then apply to the Securities and Exchange Commission to delist the common stock.

The Company does not plan to request a review by the Committee, although it reserves the right to do so.  The Company expects that its common stock will trade on the over-the-counter market after the completion of the NYSE delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date:	February 25, 2015	By:	/s/ DAVID WESSON
		Name:	David Wesson
		Title:	Chief Financial Officer